Exhibit 15.2

April 10, 2015

ChinaCache International Holdings Ltd.

Section A, Building 3

Dian Tong Creative Square

No. 7 Jiuxianqiao North Road

Chaoyang District

Beijing, 100015

People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm name and the summary of our opinion under the headings “Item 3.D.—Risk Factors”, “Item 4.B. —Business Overview—Regulation”, “Item 4.C.—Business Overview—Organizational Structure” and “Item 10.E.—Taxation” in ChinaCache International Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2014, which will be filed with the Securities and Exchange Commission (the “SEC”) on or around April 10, 2015  (the “Annual Report”), and further consent to the incorporation by reference of the summaries of our opinions under these captions into the Company’s registration statement on Form S-8 (File No. 333-176751) that was filed on September 9, 2011.  We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Han Kun

Han Kun Law Offices